EXHIBIT 10.21

                   AMENDED AND RESTATED TSA SERVICES AGREEMENT

         THIS AMENDED AND RESTATED TSA SERVICES AGREEMENT ("Agreement") is made and entered into as of the 26th day of March, 1999 (the "Effective Date") by and between THE SPORTS AUTHORITY, INC. ("TSA"), a corporation organized and existing under the laws of the State of Delaware, United States of America ("U.S.A."), with its principal place of business ("home base") at 3383 North State Road 7, Fort Lauderdale, Florida 33319, U.S.A., and MEGA SPORTS CO., LTD. (the "Company"), a corporation organized and existing under the laws of Japan, with its principal office at 1-5-1, Nakase, Mihama-ku, Chiba-shi, Chiba-ken, 261, Japan.

         WHEREAS, TSA is the largest full line retailer of sporting goods and equipment, apparel and footwear in the U.S.A. and operates THE SPORTS AUTHORITY stores in the U.S.A. and Canada;

         WHEREAS, JUSCO Co., Ltd., a well-known Japanese retailer, and TSA agreed under a certain JOINT VENTURE AGREEMENT dated January 19, 1995, as amended by a FIRST AMENDMENT TO JOINT VENTURE AGREEMENT between the same parties, dated September 6, 1996 (collectively, the "JVA") to form Company Mega Sports Co., Ltd. to develop and operate the TSA Stores (as defined below) in Japan;

         WHEREAS, TSA and JUSCO Co., Ltd. agreed to restructure their joint venture, resulting in a certain AMENDED AND RESTATED JOINT VENTURE AGREEMENT dated March 12, 1999 which replaces the JVA in its entirety;

         WHEREAS, TSA and Company entered into a certain LICENSE AGREEMENT dated August 1, 1995 under which TSA granted to Company the exclusive right to use in Japan the Marks and Technology (as defined in the License Agreement, then in the Amended and Restated License Agreement), as amended and replaced in its entirety by a certain AMENDED AND RESTATED LICENSE AGREEMENT dated March 26, 1999 and entered into by TSA and its wholly-owned subsidiary The Sports Authority Michigan, Inc. on the one hand, and Company on the other hand (the "Amended and Restated License Agreement");


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         WHEREAS, Company wishes to operate TSA Stores in Japan and has requested in connection therewith that JUSCO Co., Ltd. provide certain services to Company pursuant to a certain JUSCO SERVICES AGREEMENT dated August 1, 1995, as amended and replaced by a certain AMENDED AND RESTATED JUSCO SERVICES AGREEMENT between JUSCO Co., Ltd. and Company dated March 26, 1999 (the "Amended and Restated Jusco Services Agreement"); and

         WHEREAS, under a certain TSA SERVICES AGREEMENT dated August 1, 1995 (the "TSA Services Agreement"), Company requested and TSA agreed to provide to Company certain Employee Services, Requested Assistance and Merchandise Assistance (as defined therein) relating to the assignment or selection of full-time employees for Company, the location, administration, management and operation of the TSA Stores and the selection and purchase of merchandise and store fixtures;

         WHEREAS, in view of the foregoing, TSA and Company desire by this Agreement to amend, replace in its entirety and terminate the TSA Services Agreement as of the Effective Date;

         NOW, THEREFORE, in consideration of the mutual promises, undertakings and covenants herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby respectively grant, covenant and agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

1.1 "Business Day(s)" shall mean a day, excluding Saturday, in which the banks in both New York and Tokyo are open for business.

1.2 "Business Travel Expenses" shall mean business or executive class airfare for officers and managers of TSA (or the equivalent, for any third party contractor), and coach class for all others below manager level (with all airfares within a class of travel to be at the lowest fare for the route with the least number of stops), reasonable business hotel accommodations, meals and transportation within the U.S. or Japan, and other reasonable out-of-pocket expenses, in accordance with TSA's standard travel policies,


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incurred when TSA employees or third party contractors furnish any of the services described herein in Japan.

1.3 "Dedicated TSA Employee" services shall mean certain services as provided at the request of Company at TSA's home base by certain TSA employees, as described in further detail in Article 2.1(a).

1.4 "Effective Stores" shall mean a value between zero and one (rounded to two decimal places) assigned to those TSA Stores open in Japan and/or all other THE SPORTS AUTHORITY stores of TSA open elsewhere during a given fiscal period, used for purposes of making allocations under this Agreement, and determined in two steps as follows. First, a value between one and zero is determined for each TSA Store or THE SPORTS AUTHORITY store of TSA open in a given fiscal period by dividing the number of days such store was open in the fiscal period by the total number of days in that fiscal period. For example, if a TSA Store opens on the 10th day of a fiscal month which has a total of 28 days, the Effective Store value for that TSA Store would be .68 (19 days open/ 28 days). The value for a TSA Store that is open for an entire fiscal month is 1.00 (28 days/ 28 days). Second, all individual Effective Store values are added together to determine the total number of Effective Stores during a given fiscal period.

1.5 "Export Processing Charge" shall mean the markup charged by TSA as reimbursement of its true costs (including, without limitation, the costs of receiving and inspection, pricing and labeling, consolidation and preparation of documentation) associated with buying, processing and handling exports to Company of U.S. Merchandise and Store Fixtures (as defined herein) in accordance with Article 2.3, as applied to the cost to TSA of the U.S. Merchandise and Store Fixtures, computed as set forth in Article 2.3(b).

1.6 "Fiscal Year" shall mean Company's Fiscal Year. Company shall give prompt notice to TSA of any change in designation of Company's Fiscal Year.

1.7 "U.S. Merchandise and Store Fixtures Assistance" shall mean the selection, purchase, processing and export of U.S. Merchandise and Store Fixtures performed on behalf of Company by TSA, as such services are described in further detail in
Article 2.3.


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1.8 "OOP Costs" shall mean all reasonable out-of-pocket (OOP) expenses incurred by TSA with respect to providing Requested Assistance (as defined herein) to Company, including, without limitation:

         (a) all Business Travel Expenses incurred by TSA in providing Requested Assistance;

         (b) all expenses of third party contractors or consultants (including, without limitation, contract programmers) retained and paid by TSA to perform Requested Assistance on behalf of Company (whether or not resident in Japan) for any period of time, including contractor and consultant fees, travel and out-of-pocket expenses (prorated, in the case of contractor and consultant fees, based upon the relative amounts of time expended by such contractor or consultant during the applicable Fiscal Year in rendering services to Company and TSA, respectively);

         (c) all computer telecommunications costs, including without limitation, the costs associated with use of any frame relay communications link between TSA and Company;

         (d) all costs associated with mailing or shipping any printed, electronic or other materials as furnished by TSA under
                  Article 2.2(a); and

         (e) for all TSA Computer Systems devoted ENTIRELY to use by or on behalf of Company, all costs of computer hardware and software, including, without limitation, supplies, license fees, and the costs of performing installations, modifications, enhancements, upgrades and maintenance.

1.9 "OSR" shall mean any Off-site Receiving facility operated by TSA. The current facility is in Chino, California, and is capable of the following functions including, but not limited to, receiving merchandise and fixtures, inspecting, labeling, pricing, preparing U.S. Merchandise and Store Fixtures and other materials and equipment for shipment to Japan, consolidating for shipment by container and preparing shipping and customs documentation for such shipments.


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1.10 "Quoted Costs" shall mean the charges for certain Requested Assistance as provided to Company by programmers employed by TSA or contract programmers managed by TSA, including analysis, programming and other tasks related to troubleshooting and fixing problems with existing TSA Computer Systems utilized by Company, enhancements to the TSA Computer Systems, and assistance in performing the transition by Company to its own information systems as described further in Articles 2.2(a)(iii) and (d). For TSA employees, TSA shall charge standard hourly rates for such Requested Assistance, subject to Company's prior approval. For third party contractors, TSA shall charge actual costs as OOP Costs. TSA shall furnish to Company in writing and in advance of the performance of such Requested Assistance, an itemized estimate of all charges required in connection with the Requested Assistance recommended by TSA or requested by Company. The charges to Company shall not exceed such estimates except in extraordinary circumstances. If during the course of providing such Requested Assistance, such extraordinary circumstances occur, then TSA shall promptly notify Company of any proposed increased charges. Prior to increasing the charges for such Requested Assistance, TSA must obtain the approval of Company for all charges which exceed the original estimated charges by more than five percent (5%).

1.11 "Shared Costs" shall mean Company's allocable share of all costs incurred by TSA with respect to providing Requested Assistance to Company, when the subject personnel, organization, equipment, department, facility, system or resource is not devoted entirely to furnishing Requested Assistance to company, including, without limitation, Company's allocable share of:

         (a) the compensation paid by TSA to its employees engaged in part in providing the Requested Assistance services to Company (examples are related data processing support functions at TSA's home base such as computer operators, help desk staff, security administration staff, e-mail administrators and the like). Compensation costs will include, without limitation, any wages, salary, bonus, 401(k), profit sharing and other standard compensation and employee benefits as paid or furnished by TSA to its employees, and any employment based-sums that TSA as an employer is required by law to contribute on behalf of such employees to local, state and federal agencies; and


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         (b)      for all TSA Computer Systems devoted ONLY PARTIALLY to use by or on behalf of Company, the cost of processing data for Company and the costs of computer hardware and software, including, without limitation, supplies, license fees, and the costs of performing installations, modifications, enhancements, upgrades and maintenance.

1.12 "Party" shall mean TSA or Company; "Parties" shall mean both.

1.13 "Requested Assistance" shall mean services requested by Company from TSA, both in and outside of Japan, as further described in Article 2.2.

1.14 "Store Fixtures" shall mean fixtures and other equipment, supplies and materials required for the set-up and operation of the TSA Stores, as provided to Company by TSA and shipped by TSA from the U.S. or from other countries, including end-caps, merchandise display racks, shelving, furniture, cabinets, shopping carts, railings, light fixtures, tile, banners and signage materials, whether such fixtures are manufactured in the U.S. or elsewhere.

1.15 "Term" shall mean the period from the Effective Date to and including the expiration or termination date hereof.

1.16 "Territory" shall mean Japan.

1.17 "TSA Computer Systems" shall mean any systems furnished by or made available through Licensor to Licensee, including but not limited to any information, applications software and know-how related to: (a) purchase order processing and inventory management; (b) replenishment (or E-3); (c) point of purchase signs for the TSA Stores; (d) store receiving; (e) retail stock ledger;
(f) accounts payable (Lawson Software Package); (g) general ledger (Lawson Software Package); (h) fixed assets ledger (Lawson Software Package); (i) store physical inventory; (j) cash register system (point of sales); and amendments, modifications, enhancements, upgrades and updates to the same.

1.18 "TSA Store" shall mean a sporting goods retail outlet established and/or operated by Company within Japan consisting of more than 10,000 square feet (or approximately


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900 square meters) of gross indoor floor space primarily devoted to the sale of a broad assortment of sporting goods and equipment, footwear and apparel.

1.19 "U.S. Merchandise" shall mean merchandise provided to Company by TSA for the TSA Stores and shipped by TSA from the U.S. or from other countries by mutual agreement of the Parties, including sporting goods and equipment, footwear and apparel, whether such merchandise is manufactured in the U.S. or elsewhere.

1.20 "U.S. Merchandise and Store Fixtures Assistance" shall mean services requested by Company from TSA as further described in Article 2.3.

                                   ARTICLE II
                                    SERVICES

Subject to the terms and conditions of this Agreement, TSA agrees to render the following services to Company and Company agrees to pay for such services as set forth below:

2.1 SERVICES OF DEDICATED TSA EMPLOYEES.

         (a) SERVICES. At the request of Company, subject to TSA's approval, TSA may assign one or more TSA employees in the U.S.A. to assist Company on a full-time or near full-time basis with merchandise, accounting and/or store operations services. Such "Dedicated TSA Employees" shall be hired, employed, managed and compensated by TSA, and Company shall reimburse TSA for each such Dedicated TSA Employee's services in the manner set forth below.

         (b) CHARGES. Company shall reimburse TSA for all compensation costs incurred by TSA in connection with the Dedicated TSA Employees, including, without limitation, Company's allocable share of the wages, salary, bonus, 401(k), profit sharing and other standard compensation and employee benefits as paid or furnished by TSA, and of any employment based-sums that TSA as an employer is required by law to contribute on behalf of such Dedicated TSA Employees to local, state and federal agencies. Each Dedicated TSA Employee shall keep track of all work time that he or she devotes to working for any party other than Company and periodically report the


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same to TSA. At least once each month TSA shall prepare a written statement (a
"Dedicated TSA Employee Invoice") identifying each Dedicated TSA Employee employed on Company's behalf during the preceding month, itemizing the compensation furnished by TSA for each Dedicated TSA Employee, totaling the amounts by Dedicated TSA Employee, and reducing such totals proportionately for the time each Dedicated TSA Employee spent working for parties other than Company during the subject month.

         (c) COMPANY'S PAYMENTS. Dedicated TSA Employee Invoices shall be calculated and sent by TSA to Company on a monthly basis. Less frequent billing may be appropriate for periods in which minimal time has been spent or minimal costs have been incurred. Company agrees to pay TSA all charges within thirty
(30) days after the receipt of any Dedicated TSA Employee Invoice from TSA.

2.2 REQUESTED ASSISTANCE SERVICES.

         (a) SERVICES. Subject to certain restrictions as set forth below, at the request of Company, TSA through its employees or through third party contractors or consultants, shall assist Company in the U.S.A or in Japan as the Parties deem appropriate, in the following areas:

         (i) CUSTOMER SERVICE. Making available to Company training materials in printed or electronic format (to be translated by Company from English) to assist Company in training its sales personnel to enable the TSA Stores to provide substantially the same level of customer service as in TSA's THE SPORTS AUTHORITY stores in the U.S.A., taking into account conditions in Japan such as labor and employee requirements and the costs involved in meeting Company's objectives.

         (ii) ADVERTISING AND PUBLICITY.Making available to Company advertising and publicity materials in printed or electronic format (to be translated by Company from English) enabling Company, on an economical basis, to recreate substantially the same public image for the TSA Stores in Japan as created for TSA's THE SPORTS AUTHORITY stores in the U.S.A., taking into account conditions in Japan such as the materials available in


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                  Japan, advertising and public relations and the costs involved in meeting Company's objectives.

         (iii) INFORMATION SYSTEMS. For the duration of the "Transfer Period" (as defined in Article 2.2(d)), making available to Company the TSA Computer Systems, providing data processing services at TSA's home base, assisting Company so that it may establish its own information systems that will correspond, with appropriate modifications, to the systems in effect for TSA's THE SPORTS AUTHORITY stores in the U.S.A., including assistance in obtaining computer hardware and software in Company's own name and account, taking into consideration conditions in Japan such as the materials and systems available in Japan, information systems standards and the costs involved in meeting Company's objectives. Such assistance shall also include analysis, programming and other tasks related to troubleshooting and fixing problems with existing TSA Computer Systems utilized by Company, programming and installing enhancements to the TSA Computer Systems, and assistance in performing the transition by Company to its own information systems as described herein. The Parties acknowledge that such assistance, including, without limitation, Company's use of the TSA Computer Systems and use of data processing services of TSA at TSA's home base, are intended to continue only during the Transfer Period.

A request for Requested Assistance made by Company in accordance with this
Article 2.2 shall specify the type of assistance sought and the time frame within which the assistance is needed. TSA shall furnish such Requested Assistance in such manner and in such detail as in the reasonable judgment of TSA and Company is necessary to meet the objectives described in this Article
2.2. The Parties acknowledge that such Requested Assistance is subject to availability of the subject TSA employees or third party contractors or consultants, and is subject to applicable laws and any contrary restrictions in other agreements regarding the use of the TSA Computer Systems. TSA shall disclose in advance to Company any use by TSA of third party contractors or consultants, and Company shall be entitled to object and propose alternate means of obtaining the Requested Assistance. If Company objects to the use of third party contractors or consultants, and after engaging in good faith discussions the Parties do


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not agree upon an alternate means, the request for Requested Assistance shall be canceled.

In the event that TSA is unable to provide any Requested Assistance as requested by Company, TSA shall advise Company in writing, stating the reasons for such inability. Any supplies, equipment or materials required by Company which TSA may assist Company in obtaining (such as materials in connection with Article 2.2(a)(i)-(iii)) shall be purchased and contracted for either directly by Company or, as agreed to between TSA and Company, by TSA pursuant to Article
5.1. In addition to the requirement in Article 4.5 of the Amended and Restated Joint Venture Agreement regarding arms' length dealings between Company and JUSCO Co., Ltd. or TSA or any of their Related Companies (as defined in the Amended and Restated Joint Venture Agreement), TSA shall provide Company with prior written notice in the event that any Requested Assistance, or any purchases under Article 5.1, involve the purchase of supplies, equipment, materials or services from a TSA Related Company, or result in any compensation received by TSA or its Related Company in connection with such a purchase.

         (b) CHARGES. Company shall pay TSA for the Quoted Costs for all applicable Requested Assistance provided by TSA, and reimburse TSA for all OOP Costs as well as Company's allocable share of Shared Costs incurred by TSA in furnishing any Requested Assistance. At least once each fiscal quarter TSA shall prepare a written statement (a "Requested Assistance Invoice") identifying each Requested Assistance service furnished on Company's behalf during the subject billing period, itemizing such Quoted Costs, Shared Costs and OOP Costs for each Requested Assistance service, and totaling the amounts by Requested Assistance service. In addition to the foregoing, in consideration of past services furnished by TSA to Company under the TSA Services Agreement prior to the Effective Date, Company shall make two (2) equal payments to TSA of $500,000.00 each on or before May 10, 1999 and February 1, 2000 to TSA.

         (c) COMPANY'S PAYMENTS. Requested Assistance Invoices shall be calculated and sent by TSA to Company on a quarterly basis. More frequent billing may be appropriate for periods in which unusual time has been spent or unusual costs have been incurred. Company agrees to pay TSA all charges within thirty (30) days after the


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receipt of a Requested Assistance Invoice from TSA, and to pay the two installments of $500,000.00 as set forth in Article 2.2 (b) above.

         (d) TRANSFER PERIOD. The Parties acknowledge that: (i) TSA's provision of the Requested Assistance services described under Article 2.2(a)(iii) above is intended to commence as of the Effective Date but be phased out over time, ceasing on or before February 1, 2001 (the "Transfer Period"); (ii) Company's task of establishing its own information and computer systems, and its decreasing reliance upon the TSA Computer Systems, may or may not be completed before February 1, 2001; and (iii) if not complete before February 1, 2001, the cost to TSA and ultimately to Company if TSA continues to provide such Requested Assistance is likely to increase dramatically due to the burden to TSA of supporting increasingly divergent systems. If necessary, the Parties agree to confer and negotiate in good faith for the temporary continuation of such Requested Services beyond February 1, 2001 upon such terms and conditions as the Parties may agree to at the time, provided that, in any event, TSA's increased costs are passed through to Company.

2.3 U.S. MERCHANDISE AND STORE FIXTURES ASSISTANCE.

         (a) SERVICES. Subject to certain restrictions as set forth below, at the request of Company, TSA shall assist Company in obtaining U.S. Merchandise and Store Fixtures in accordance with the following:

         (i) U.S. MERCHANDISE. As set forth below, TSA shall assist Company in purchasing, paying for, receiving, inspecting, pricing, labeling, documenting, consolidating and shipping certain highly desirable (or otherwise unavailable or difficult to obtain in Japan) lines of U.S. Merchandise from among those sold in TSA's THE SPORTS AUTHORITY stores in the U.S.A. under the same or similar terms and conditions (or as closely approximate as practicable) as those between TSA and its suppliers, taking into consideration conditions in Japan such as the products available in Japan, distribution systems in Japan, competitive circumstances, any conditions imposed upon the sale of the products in Japan and transportation and other additional charges which must be added to the cost of the products. Such assistance may include:


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                  /bullet/ generation of purchase orders in the name of TSA, purchasing the subject U.S. Merchandise and paying all resulting invoices;

                  /bullet/ receiving and inspecting U.S. Merchandise at an OSR, and performing, on a case-by-case basis at the discretion of TSA, a preliminary inspection of U.S. Merchandise in an effort to process any returns to vendors prior to shipment of the U.S. Merchandise to Japan;

                  /bullet/ to the extent requested by Company, pricing U.S.
                           Merchandise for sale in the TSA Stores and attaching any required pricing information and product labeling, which shall be provided by Company to TSA and which Company represents and warrants shall be in form and content in compliance with all applicable laws and regulations, including but not limited to those of Japan; and

                  /bullet/ documenting all shipments, including creating
                           invoices, bills of lading and load planning documents, and consolidating U.S. Merchandise into containers in preparation for shipment to Japan.

         (ii) STORE DECOR AND STORE FIXTURES. As set forth below, TSA shall assist Company in basic store design and facade layout, and in obtaining, on an economical basis, substantially the same (or as closely approximate as practicable) facade, interior lay-out, decor and furnishings as TSA's up-to-date THE SPORTS AUTHORITY stores in the U.S.A., including assistance in obtaining materials, taking into account conditions in Japan such as the materials available in Japan, any conditions, building codes and standards imposed upon interior layouts and buildings in Japan and transportation and costs involved in meeting Company's objectives. Such assistance may include purchasing, paying invoices for, receiving and inspecting Store Fixtures at TSA's OSR facility, document preparation and consolidating Store Fixtures into containers in preparation for shipment to Japan.


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         (b) CHARGES. Company shall reimburse TSA at TSA's cost and pay all related Export Processing Charges (as computed below) for all U.S. Merchandise and Store Fixtures furnished by TSA hereunder. TSA shall prepare and submit a "Commercial Invoice" for each and every shipment of U.S. Merchandise and Store Fixtures. Each Commercial Invoice shall state the cost to TSA of the U.S. Merchandise and Store Fixtures included in the shipment (including any inbound freight costs from a vendor to the OSR) and state the applicable Export Processing Charge. All shipments shall be made available Ex Works (as such term is defined in INCOTERMS, as published by the International Chamber of Commerce) the OSR. TSA shall also furnish such other information, at Company's expense, consistent with such terms of sale as may be necessary to enable Company's agent to prepare documents for clearing Japanese customs and shipping inland to the TSA Stores. Export Processing Charges shall be determined as follows:

         (i) As of the Effective Date, the initial Export Processing Charge shall be five percent (5%) of the total amount of each Commercial Invoice (as defined herein).

         (ii) The Export Processing Charge shall be adjusted up or down as necessary on a quarterly basis by TSA to ensure that TSA's true cost of furnishing U.S. Merchandise and Store Fixtures Assistance is passed through to and paid by Company. The cost factors considered by TSA in furnishing U.S. Merchandise and Store Fixtures Assistance shall include, without limitation, the direct costs of labor used by TSA at its OSR facility (as defined herein) on Company's behalf, Company's allocable share of the OSR facility's overhead costs (e.g., management, utilities, rent, taxes on the facility, supplies, equipment and the like), and Company's allocable share of the compensation paid to any TSA employee at TSA's home base whose services are devoted in whole or in part to furnishing any of the U.S. Merchandise and Store Fixtures Assistance. At the end of each fiscal quarter during the Term hereof, or more often as TSA deems appropriate, TSA shall compute an Export Processing Charge to be applied to each Commercial Invoice to be issued during the coming fiscal quarter, by dividing the total of such costs as accumulated over the preceding fiscal quarter with the total projected value of all exports of U.S. Merchandise and Store Fixtures during the coming fiscal quarter. The


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                  resulting fraction shall serve as the Export Processing Charge for the coming fiscal quarter.

         (c) COMPANY'S PAYMENTS. Commercial Invoices shall be calculated and sent by TSA to Company with each shipment. Company agrees to pay TSA all charges within thirty (30) days after the receipt of any Commercial Invoice from TSA, or TSA at its sole option, may offer to Company payment terms approximately equal to the weighted average of the payment terms to TSA of all U.S. Merchandise or Store Fixtures, as the case may be, in the container to which the Commercial Invoice applies.

         (d) TITLE, RISK OF LOSS. Title, ownership and all risk of loss or damage to the U.S. Merchandise and Store Fixtures shall pass to and be borne by Company when placed at the disposal of Company at the OSR (for U.S. Merchandise and any Store Fixtures shipped from the OSR) or the location of the vendor (for U.S. Merchandise or Store Fixtures shipped from the vendor), and Company shall pay for all freight, insurance, tariffs and other expenses subsequent to such placement at Company's disposal.

                                   ARTICLE III
                                 PAYMENTS, ETC.

3.1 GENERAL. Company shall make all payments hereunder, including without limitation, payments on Dedicated TSA Employee Invoices, Requested Assistance Invoices and Commercial Invoices, to TSA by wire transfer in U.S. Dollars to a bank account designated by TSA, in accordance with the applicable payment terms set forth above. Any sales tax, value added tax, customs duty, and other tax, fee or charge of any nature whatsoever imposed by any governmental authority on or measured by any transaction between TSA and Company shall be paid by Company or reimbursed to TSA in the event that TSA is required to pay such tax, fee or charge. Receipt or acceptance of any Dedicated TSA Employee Invoice, Requested Assistance Invoice or Commercial Invoice, or payment of any sum shall not preclude Company from questioning the correctness thereof at any time or withholding payment of the amount to which Company objects. In the event that any inconsistency or mistake is discovered by either TSA or Company in any Dedicated TSA Employee Invoice, Requested Assistance Invoice or Commercial Invoice or payments, or if Company has withheld


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some portion of the payment, the disagreement shall be immediately rectified and, within fifteen (15) Business Days, the appropriate payment shall be made.

3.2 RELATED PAYMENT OBLIGATIONS. Time is of the essence with respect to Company's duty to make all payments under this Agreement when due and Company's obligations to make such payments are absolute, unconditional and not subject to any right of set-off, except for any withholding taxes imposed on any payments which Company is required by law to withhold. Company shall withhold and timely pay such taxes to the proper tax authority at the rate required by statute but reduced to the fullest extent as permitted by tax treaty. Further, upon request of TSA, Company shall furnish documentary proof of payment of any withholding tax (including, without limitation, original receipts or certificates evidencing payment of such taxes.

3.3 ALLOCATION. Unless otherwise agreed to in writing by the parties or set forth herein, Company's allocable share of costs incurred by TSA on Company's behalf hereunder shall be the product of the subject costs multiplied by a fraction in which the numerator is the number of Effective Stores open in Japan during the subject allocation period, and the denominator is the total number of Effective Stores open worldwide (including in Japan) during the same period.

                                   ARTICLE IV
                                BOOKS AND AUDITS

4.1 TSA'S BOOKS OF ACCOUNT. TSA shall keep full, true and accurate books of account containing all particulars which may be necessary for the purpose of showing the computation of the OOP Costs, Quoted Costs, Shared Costs and Export Processing Charges and all other sums due and payable to TSA under any Dedicated TSA Employee Invoice, Requested Assistance Invoice or Commercial Invoice. Said books of account shall be kept at TSA's home base and maintained by TSA for a period of at least three (3) years following the end of each subject year during the Term and thereafter and shall be available for inspection by Company.

4.2 AUDITS OF TSA. During the Term and for a period of three (3) years after expiration or termination of this Agreement, Company or an independent certified public accountant retained by Company may audit all statements of account, records and


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reports provided for in this Agreement, at least once per Fiscal Year. For the purposes of this paragraph, TSA shall make available to Company or said certified public accountant any and all records reasonably necessary to the verification of such reports. Any error(s) discovered by such audit shall be corrected by TSA within fifteen (15) Business Days after having been notified of such error. The expense of any and all such audits and verifications shall be borne by Company. However, if the error discovered represents an overcharge by TSA of more than three percent (3%) of the total charges for the year in question, TSA shall also promptly reimburse Company the reasonable costs of such audit.

                                    ARTICLE V
                     ADDITIONAL SERVICES AND INDEMNIFICATION

5.1 PURCHASES OF PRODUCTS AND SERVICES.In addition to the U.S. Merchandise and Store Fixtures purchased in accordance with Article 2.3, TSA may from time to time purchase or contract for on behalf of Company certain products (such as software, hardware, supplies, equipment, materials or merchandise) or services (such as legal, engineering, systems development or accounting services) for such price and upon such terms as shall be agreed upon by TSA and Company, whether by Company representatives or as determined by Company's Board of Directors. Any purchases made or contracts entered into by TSA on behalf of Company may, at TSA's option, either (i) be paid for by TSA and billed to Company on such basis as Company and TSA may mutually agree in writing, or (ii) be billed by the supplier directly to Company and paid by Company directly to the supplier pursuant to the terms of the applicable purchase order or service contract. Amounts payable under this Article 5 shall be in addition to amounts payable for U.S. Merchandise and Store Fixtures, the Export Processing Charges, the OOP Expenses, Quoted Costs and Shared Costs.

5.2 INDEMNIFICATION. Company shall defend, indemnify and hold harmless TSA or any subsidiary or affiliate of TSA, and any of their officers, directors, employees, representatives and agents, at Company's expense, from and against any claim, damage, loss, cost, expense (including reasonable attorneys' fees) or penalty, or any action therefor, arising out of or in connection with Company's use of Dedicated TSA Employee services, Requested Assistance, U.S. Merchandise and Store Fixtures Assistance, any conduct performed or failed to be performed by any employee or third party contractor or consultant performing services on behalf of Company, the provision of U.S. Merchandise or Store Fixtures pursuant to Article 2.3 or any products or services provided to Company pursuant to Article 5.1, including but not limited to any claims for damaged or defective products, product or premises liability, failure to comply with product labeling, instructions, testing or certification requirements, trademark or other proprietary right or intellectual or industrial property infringement, negligence, defamation, misappropriation, unfair competition and failure to pay withholding tax. As a condition to the exercise of its indemnification rights under this Agreement, TSA or any subsidiary or affiliate of TSA must assign to Company any rights that it may have against its supplier and/or any other third party relating to the occurrence that gave rise to the indemnification obligation of Company.

                                   ARTICLE VI
                REPRESENTATIONS, WARRANTIES AND DUTIES OF COMPANY

Company represents and warrants to TSA and agrees that:

6.1 EMPLOYMENT RELATIONSHIPS. Company shall be completely responsible for the payment of all monies which may be due at any time to its own employees, agents, contractors or representatives, and for all other claims made by such employees, agents, vendors, contractors or representatives. TSA shall not for any reason be liable in any way for Company's termination of employment or other relationships with such parties or other legal entities.

6.2 APPROVALS, PERMITS, ETC. Company shall, at its own expense, secure any and all approvals, licenses, registrations and/or permits required under the laws or regulations of any governmental or similar entity (whether in Japan, the U.S. or otherwise) having jurisdiction over Company or the TSA Stores, and agrees to comply with all such laws and regulations, including those concerning the use, shipment, export, import, sale or other distribution of products or provision of services provided hereunder, whether regarding compliance with export and import control regulations, relevant consumer product and health and safety laws (such as those concerning product labeling, instructions, testing and certification), or otherwise. Nothing in this Agreement shall be construed to require TSA or Company to perform any act in violation of such laws.

                                   ARTICLE VII
                  REPRESENTATIONS, WARRANTIES AND DUTIES OF TSA

TSA represents and warrants to Company and agrees that:

7.1 PERFORMANCE. In rendering services under this Agreement, TSA shall use reasonable care to perform its obligations in a manner consistent with its practices in operating THE SPORTS AUTHORITY in the U.S.A., using personnel with the necessary professional aptitude and competence to discharge such obligations.

7.2 OTHER AGREEMENTS. TSA is not a party to any agreement inconsistent with this Agreement.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

8.1 TERM AND TERMINATION.

         (a) This Agreement shall remain in effect for an initial Term of approximately six (6) years from the Effective Date through January 31, 2005. This Agreement shall be renewed automatically for a single Renewal Term of ten
(10) years, unless Company gives TSA written notice of non-renewal between February 1, 2004 and July 31, 2004. The Renewal Term shall commence on February 1, 2005 and continue until January 31, 2015, unless terminated earlier, and shall be upon the same terms and conditions as set forth in this Agreement, except as otherwise agreed to in writing by authorized officers of the Parties. Notwithstanding the foregoing, either Party may terminate this Agreement for any of the reasons set forth in (i) or (ii) below by written notice to the other Party in accordance with (b) or (c) below, as the case may be:

         (i) If the other Party shall fail to perform its obligations as required hereunder or otherwise materially breaches in any manner the terms of this Agreement; or

         (ii) If the other Party shall be unable to pay its obligations when due, or shall make any assignment for the benefit of creditors, or shall file or have filed against it, any petition for relief from creditors or any petition in bankruptcy, or be adjudicated bankrupt or insolvent, or if any receiver or judicial manager is appointed for its business or property, or if any trustee in bankruptcy or insolvency shall be appointed for either party, or if any creditor of Company shall commence any action against TSA to collect money or other obligations due from Company premised upon Book I, Chapter IV, Article 23 of the Commercial Code of Japan.

         (b) In the event of breach by one Party of any provision of this Agreement as provided in (a)(i) above, the other Party shall give it notice in writing to cure the breach within sixty (60) days (the "Notice Period") or such longer period as may be agreed upon by the Parties and if the breach is not cured to the satisfaction of the non-breaching Party within such period, such Party shall be entitled to exercise any remedies it may have hereunder, including, without limitation, its right to terminate this Agreement effective upon expiration of the Notice Period, provided that if such breach is capable of being cured but incapable, by reason of its nature, of being cured within the Notice Period, such Party may, in its discretion, delay taking action so long as the other Party shall have begun in good faith to cure such breach within the Notice Period and thereafter proceeds diligently to complete the cure of the breach and such breach is cured within a reasonable period thereafter.

         (c) In the event of the occurrence of any event described in (a)(ii) above with respect to one Party, the other Party may terminate this Agreement effective upon expiration of the Notice Period; provided, however, that the Party affected may avoid such termination if any adverse filing described in
(a)(ii) above is stayed, dismissed or reversed within the Notice Period and it provides satisfactory evidence of same to the other Party within such period.

         (d) This Agreement shall automatically terminate on the date that TSA ceases to have a direct or indirect ownership interest in Company or on the date that the Amended and Restated Joint Venture Agreement is terminated, whichever is earlier.

         (e) This Agreement may be terminated at any time by mutual written agreement of the Parties.

         (f) Termination of this Agreement for any reason shall not affect obligations which (i) have accrued as of the date of termination, or (ii) arise out of Dedicated TSA Employee services, Requested Assistance, U.S. Merchandise and Store Fixtures Assistance or additional services, transactions or occurrences prior to such date, including but not limited to, (A) the payment of any OOP Expenses, Export Processing Charges, Quoted Costs, Shared Costs, amounts for purchases of U.S. Merchandise and Store Fixtures or other amounts which have accrued as of the termination date, (B) the representations, warranties and obligations of Company set forth in Articles V and VI, (C) Company's right to audit as set forth in Article 4.2, and (D) Company's indemnification obligations set forth in Article 5.2.

8.2 GOVERNING LAW, ARBITRATION AND LANGUAGE.

         (a) This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of Japan. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof or relationship created thereby, shall be settled exclusively by arbitration in the State of Hawaii, U.S.A., in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce then in effect. The arbitration shall be heard before three arbitrators, one to be chosen by TSA, one to be chosen by Company and the third to be chosen by those two arbitrators. The arbitration shall be final, binding on the Parties, not subject to any appeal, and shall deal with the question of costs of the arbitration. Judgment on the award of the arbitrators may be entered by any court having jurisdiction to do so. Notwithstanding any other provision of this Agreement, either Party shall be entitled to seek injunctive or other provisional relief from any court of competent jurisdiction pending the final decision or award of the arbitrators.

         (b) The English language version of this Agreement shall control the rights, obligations and relationships of the Parties and the construction and interpretation of this Agreement, and shall also be the controlling language for all future communications between the Parties concerning this Agreement.

8.3 NOTICES.

         (a) Any notice or request with respect to this Agreement shall be in writing and shall be delivered personally, by registered mail, by airborne express courier, in each such case directed by each Party to the other, with evidence of transmission, to its respective addresses as follows:

IF TO COMPANY:             Mega Sports Co., Ltd.
                           Adachi Building, 1-14-9
                           Nihonbashi Kakigaracho
                           Chuo-Ku, Tokyo 103, Japan
                           Tel: 011-81-3-5644-3666
                           Fax: 011-81-3-5644-3668
                           Attention: PRESIDENT

WITH A COPY TO:            JUSCO Co. Ltd.
                           1-5-1, Nakase, Mihama-ku
                           Chiba-shi, Chiba-ken, 261, Japan
                           Tel: 011 81 (043) 212-6098
                           Fax: 011 81 (043) 212-6813
                           Attention: GENERAL MANAGER OF INTERNATIONAL BUSINESS
                                      DEPARTMENT

IF TO TSA:                 The Sports Authority, Inc.
                           3383 North State Road 7
                           Fort Lauderdale, Florida 33319
                           U.S.A.

                           Tel:  1 (954) 735-1701
                           Fax:  1 (954) 730-4288

                           Attn: CHIEF EXECUTIVE OFFICER

         (b) Any notice or request shall be deemed to be given when actually received. Either Party, by written notice to the other Party, may change the address to which notices or requests shall be directed.

8.4 NO IMPLIED WARRANTIES; LIMITATION ON LIABILITY. Neither TSA nor its officers, directors, employees, representatives or agents shall be liable to Company or to any other party for direct, indirect, special, incidental or consequential damages, losses or injuries, including foreseeable and unforeseeable damages such as lost profits, resulting from or arising out of the use or non-use by Company of Dedicated TSA Employee services, Requested Assistance or U.S. Merchandise and Store Fixtures Assistance described in
Article 2, the provision of the U.S. Merchandise or Store Fixtures pursuant to
Article 2.3 or any additional products or services rendered pursuant to or transactions described in Article 5. Neither Party makes any representation or warranty to the other except as specifically set forth herein. THE U.S. MERCHANDISE, STORE FIXTURES AND ANY ADDITIONAL PRODUCTS PURCHASED BY TSA OR ITS SUBSIDIARIES OR AFFILIATES FOR OR ON BEHALF OF COMPANY ARE PURCHASED BY COMPANY "AS IS." TSA, ITS SUBSIDIARIES AND ITS AFFILIATES MAKE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. Any claims relative to the U.S. Merchandise, Store Fixtures and any additional products referred to in the foregoing shall be made by Company solely against the vendor or other warrantor, and nothing herein contained shall be construed as depriving Company of any rights, whatsoever, Company may have against such party.

8.5 FURTHER DOCUMENTS. Each Party shall, upon request, make, execute and deliver such documents as shall be reasonably necessary to take such action as may be reasonably requested to fully implement and carry out the purposes of this Agreement. This Agreement may be executed in counterparts and all such counterparts taken together shall be deemed to constitute one and the same instrument.

8.6 BINDING EFFECT. All covenants, agreements, representations, warranties and indemnifications in this Agreement by and behalf of either of the Parties shall bind and inure to the benefit of its respective successors and permitted assigns (if any). Upon termination of this Agreement, all obligations and covenants of Company under this Agreement shall survive and be enforceable.

8.7 PROHIBITION ON ASSIGNMENT. Neither this Agreement nor any rights granted hereunder may be assigned or pledged by Company without the prior written consent of an authorized officer of TSA, which consent may be withheld at TSA's sole discretion.

8.8 WAIVER. Silence, acquiescence or inaction shall not be deemed a waiver of any right. A waiver shall only be effective if it is in writing, signed by the Party to be charged. Any such waiver shall not be construed to as a continuing waiver or as a waiver of any other breach of a same or similar nature.

8.9 SEVERABILITY. In the event that any part or portion of this Agreement shall be deemed to be invalid or illegal, then such invalid or illegal portion shall, so far as possible, not affect the validity or legality of the remainder of this Agreement. Further, the Parties agree that they shall attempt to arrive at a modification of any illegal or invalid part so as to render the same legal and valid and within the keeping of the original tenor and spirit of the Agreement .

8.10 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the Parties with respect to Dedicated TSA Employee services, Requested Assistance, U.S. Merchandise and Store Fixtures Assistance or any additional services rendered pursuant to or transactions described in Article 5, and supersedes all prior negotiations, understandings and agreements, if any, between the Parties, whether oral or written. This Agreement may only be amended or modified by written instrument signed by the Chief Executive Officers of each of the Parties and the instrument shall clearly state in its title it amends and modifies this Agreement. Because both parties are sophisticated and knowledgeable business enterprises with ready access to legal counsel, the principle of construing an ambiguous provision or provisions against the drafter shall be disregarded when construing this Agreement.

8.11 TITLES AND HEADINGS. Titles and headings herein are for convenient reference only and are not part of this Agreement.

8.12 CONFIDENTIAL AGREEMENT. The terms of this Agreement are confidential and shall not be disclosed except for the purpose of enforcement or as may be required by law.

         IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

 MEGA SPORTS CO., LTD.                      THE SPORTS AUTHORITY, INC.

By:      ________________________           By:      ________________________

Name:    ________________________           Name:    ________________________

Title:   ________________________           Title:   ________________________